Exhibit 10.3

AMENDMENT TO THE HAWKER BEECHCRAFT

CORPORATION RETIREMENT INCOME PLAN FOR

SALARIED EMPLOYEES

THIS AMENDMENT (“Amendment”) is made this 30th day of December, 2008, to the Hawker Beechcraft Corporation Retirement Income Plan for Salaried Employees (the “Plan”) by Hawker Beechcraft Corporation (the “Company”), as sponsor of the Plan.

WHEREAS, the Company has reserved the right to amend the Plan; and

WHEREAS, it is now desirable to amend the Plan.

NOW, THEREFORE, effective January 1, 2008, Section 1.15 of the Plan is hereby amended in its entirety to read as follows:

1.15

“Compensation” shall mean the wages as defined in Code Section 3401(a) for purposes of income-tax withholding but without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or services performed. “Compensation” includes the following amounts paid after a separation from service by the later of 2 1/2 months after the separation or the last day of the Limitation Year that includes the date of the separation from service:

(1)	Regular compensation for services during the Employee’s regular working hours, or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or similar payments and the payment would have been paid to the Employee prior to the separation from service if the Employee had continued in employment with the Employer.

(2)	Payment for unused accrued bona fide sick, vacation, or other leave, but only if the Employee would have been able to use the leave if employment continued and those amounts would have been included in the definition of Compensation if they were paid prior to the Employee’s separation from service.

(3)	Amounts received by an Employee pursuant to a nonqualified unfunded deferred compensation plan, but only if the payment would have been paid to the Employee at the same time if the Employee had continued in employment with the Employer, only to the extent includible in the Employee’s gross income, and those amounts would have been includible in the definition of Compensation if they were paid prior to the Employee’s separation from service.

The term “Compensation” includes any amounts that would have been received by an Employee and includible in the Employee’s gross income but for an election under Code Sections 125(a), 132(f)(4), 402(e)(3), or 457(b).

The “Compensation” of an individual taken into account under this Plan for a Limitation Year will not exceed $200,000, as adjusted for cost of living increases in accordance with Code Section 401(a)(17)(B). The determination of an individual’s “Compensation” will be made by the Committee in accordance with the provisions of Code Section 415 and the related Treasury Regulations.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed as of the date first set forth above.

HAWKER BEECHCRAFT CORPORATION

By:	/s/ Rich Jiwanlal
Name:	Rich Jiwanlal
Title:	Vice President, Human Resources